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EXHIBIT 21.1

SUBSIDIARIES

Lexar Media K.K.	Incorporated under the laws of Japan
Lexar Media (Europe) Limited	Incorporated under the laws of the United Kingdom
Lexar Media Pty Ltd.	Incorporated under the laws of Australia
Lexar Hong Kong Limited	Incorporated under the laws of Hong Kong
Lexar Singapore Pte. Ltd.	Incorporated under the laws of Singapore
Lexar Media International Limited	Incorporated under the laws of Ireland
Lexar (Shanghai) Electronics Company Limited	Incorporated under the laws of China

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  EXHIBIT 21.1
SUBSIDIARIES